Independent Auditors' Consent
                         -----------------------------


The Board of Directors
Hudson City Bancorp, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Hudson City Bancorp, Inc. of our report dated February 20, 2004, with respect to the consolidated statements of financial condition of Hudson City Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Hudson City Bancorp, Inc. incorporated by reference in the registration statement.



                                            /s/ KPMG LLP
                                            ------------------------
                                            KPMG LLP

Short Hills, New Jersey
April 15, 2004